Exhibit 3.1

BUSINESS CORPORATIONS ACT	FORM 14.1
(SECTION 193)

ALBERTA CONSUMER AND CORPORATE AFFAIRS	ARTICLES OF ARRANGEMENT

1. NAME OF CORPORATION:	2. CORPORATE ACCESS NUMBER:

EQUAL ENERGY LTD.	2015291780
3.	IN ACCORDANCE WITH THE ORDER APPROVING THE ARRANGEMENT, THE ARTICLES OF THE CORPORATION ARE AMENDED AS FOLLOWS:

In accordance with the Order of the Court of Queen’s Bench of Alberta dated May 13, 2010, approving the arrangement pursuant to Section 193 of the Business Corporations Act (Alberta), a copy of which is attached hereto as Schedule “A”, the Plan of Arrangement, a copy of which is attached hereto as Schedule “B” (which are incorporated into and form a part hereof), shall be effected upon the filing hereof.

No Amendment to the Articles of the Corporation is being effected by the Plan of Arrangement.

DATE	SIGNATURE	TITLE

May 31, 2010	“Blaine Boerchers”	Senior Vice-President,

	Blaine Boerchers	Finance & CFO

SCHEDULE “A”
Action No. 1001-05305
IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY
IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED
AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING ENTERRA ENERGY TRUST, ENTERRA ENERGY COMMERCIAL TRUST, ENTERRA ENERGY CORP. ENTERRA PRODUCTION PARTNERSHIP, ENTERRA ENERGY PARTNER CORP., ENTERRA EXCHANGECO LTD., EQUAL ENERGY LTD., 1528833 ALBERTA LTD. AND THE UNITHOLDERS OF ENTERRA ENERGY TRUST

BEFORE THE HONOURABLE	)	At the Calgary Courts Centre, in the City of
MADAM JUSTICE K.M.	)	Calgary in the Province of Alberta, on
HORNER IN CHAMBERS	)	Tuesday, the 13th day of May, 2010.
FINAL ORDER
     UPON the application (the “Application”) of Enterra Energy Trust (the “Trust”), Enterra Energy Commercial Trust (the “Commercial Trust”), Enterra Energy Corp. (“EEC”), Enterra Production Partnership (“EPP”), Enterra Energy Partner Corp. (“EEPC”), Enterra Exchangeco Ltd. (“EEL”), Equal Energy Ltd. (“Equal Energy”) and 1528833 Alberta Ltd. (“Subco” and collectively with the Trust, the Commercial Trust, EEC, EPP, EEPC, EEL and Equal Energy, the “Arrangement Parties”) for approval of a proposed arrangement (the “Arrangement”) under section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”);
     AND UPON reading the Petition and the Affidavits of Blaine Boerchers, Senior Vice President, Finance and Chief Financial Officer of EEC, sworn April 12, 2010 and May 12, 2010 and the documents referred to therein (collectively, the “Affidavits”);
     AND UPON hearing counsel for the Arrangement Parties;
     AND UPON noting that the Executive Director of the Alberta Securities Commission (the “Executive Director”) has been served with notice of this

Application as required by subsection 193(8) of the ABCA, and that the Executive Director neither consents to nor opposes the Application;
     AND UPON being advised that no Notices of Intention to Appear have been filed with respect to the Application;
     AND UPON it appearing that an annual and special meeting (the “Meeting”) of the holders of trust units of the Trust (“Unitholders”) was called and conducted in accordance with the Interim Order of this Honourable Court dated April 13, 2010 (the “Interim Order”), that the required quorum was present at the Meeting and that the Unitholders approved the Arrangement in the manner and by the requisite majority provided for in the Interim Order;
     AND UPON it appearing that it is impracticable to effect the transactions contemplated by the Arrangement under any other provision of the ABCA;
     AND UPON being satisfied based upon evidence presented that the terms and conditions of the Arrangement and the procedures relating thereto are fair and reasonable to the Unitholders and that the Arrangement ought to be approved;
     AND UPON being advised that the approval of the Arrangement by this Honourable Court will constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, under section 3(a)(10) thereof, with respect to securities issued under the Arrangement;
     IT IS HEREBY ORDERED AND ADJUDGED THAT:
General
1.	The Plan of Arrangement proposed by the Arrangement Parties, in the form attached as Schedule “A” to this Final Order, is hereby approved by this Honourable Court under section 193 of the ABCA and the Arrangement will, upon the filing of the Articles of Arrangement under the ABCA, become effective in accordance with its terms and be binding on the Arrangement Parties, the Unitholders and all other persons.

2.	The terms and conditions of the Arrangement, and the procedures relating thereto, are fair and reasonable, substantively and procedurally, to Unitholders and to other affected parties.

3.	The Articles of Arrangement in respect of the Arrangement shall be filed pursuant to the provisions of section 193 of the ABCA on such date as the Arrangement Parties determine, provided that if they are not filed on or before December 31, 2010, this Final Order shall be of no effect.

4.	Service of notice of the Application, the notices in respect of the Meeting and the Interim Order is hereby deemed good and sufficient.

5.	Service of this Final Order shall be made on all such persons who appeared on the Application, either by counsel or in person, and upon the Executive Director.

“Justice K. M. Horner” J.C.Q.B.A.
ENTERED at Calgary, Alberta,
May 13, 2010.

“K. MCAUSLAND” Clerk of the Court of Queen’s Bench

SCHEDULE “B”
FORM OF PLAN OF ARRANGEMENT
UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
INTERPRETATION
1.1	In this Plan of Arrangement, the following terms have the following meanings:
(a)	“8.0% Debentures” means the 8.0% convertible unsecured subordinated debentures due December 31, 2011;

(b)	“8.25% Debentures” means the 8.25% convertible unsecured subordinated debentures due June 30, 2012;

(c)	“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c B-9, as amended, including the regulations promulgated thereunder;

(d)	“Applicable Canadian Securities Laws”, in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(e)	“Applicable Law” means any applicable Law including any statute, regulation, by-law, treaty, guideline, directive, rule, standard, requirement, policy, order, judgement, decision, injunction, award, decree or resolution of any governmental authority, whether or not having the force of law;

(f)	“Arrangement” means the arrangement, under section 193 of the ABCA, on the terms and conditions set forth in the Plan of Arrangement;

(g)	“Arrangement Agreement” means the arrangement agreement dated as of April 12, 2010 among the Parties, providing for the implementation of the Arrangement, as from time to time amended, supplemented or restated.

(h)	“Arrangement Resolution” means the special resolution in respect of the Arrangement in substantially the form attached to the Information Circular, which special resolution will be voted on by Unitholders at the Meeting;

(i)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement;

(j)	“Business Day” means a day, other than a Saturday, Sunday or a statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business;

(k)	“Certificate” means the certificate of arrangement to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

(l)	“Commercial Trust” means Enterra Energy Commercial Trust, an unincorporated trust governed by the laws of Alberta and a wholly-owned subsidiary of the Trust;

(m)	“Commercial Trust Indenture” means the trust indenture dated November 24, 2003 among Reginald Greenslade and Herman Hartley, as trustees, and Luc Chartrand, as settlor, as may be amended, supplemented, and restated from time to time;

(n)	“Court” means the Court of Queen’s Bench of Alberta;

(o)	“Debentures” means collectively, the 8.0% Debentures and the 8.25% Debentures;

(p)	“Debentureholders” means the holders of Debentures from time to time;

(q)	“Debenture Note” means an unsecured promissory note issued by EEC to Equal Energy in exchange for the assumption by Equal Energy of the obligations and liabilities under the Debentures;

(r)	“Depositary” means Olympia Trust Company;

(s)	“Dissent Rights” means the right of a registered holder of Trust Units to dissent to the Arrangement Resolution and to be paid the fair value of the Trust Units in respect of which the Unitholder dissents, pursuant to and in accordance with section 191 of the ABCA and the Interim Order;

(t)	“Dissenting Unitholders” means registered Unitholders who validly exercise the Dissent Rights;

(u)	“EEC” means Enterra Energy Corp., a corporation amalgamated under the ABCA;

(v)	“EEC Common Shares” means the common shares of EEC;

(w)	“EEL” means Enterra Exchangeco Ltd., a corporation incorporated under the ABCA;

(x)	“EEPC” means Enterra Energy Partner Corp., a corporation incorporated under the ABCA;

(y)	“Effective Date” means the date on which the Arrangement is effective under the ABCA;

(z)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date;

(aa)	“Equal Energy” means Equal Energy Ltd., a corporation incorporated pursuant to the ABCA and, prior to the completion of the transactions contemplated by the Plan of Arrangement, a wholly-owned subsidiary of the Trust;

(bb)	“Equal Shares” means common shares in the capital of Equal Energy;

(cc)	“Exchangeable Shares” means the exchangeable shares in the capital of EEC;

(dd)	“Final Order” means the order of the Court approving the Arrangement to be applied for following the approval of the Arrangement pursuant to the provisions of subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(ee)	“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, (b) any subdivision, agent, commission, board or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ff)	“Information Circular” means the information circular and proxy statement of the Trust dated April 13, 2010, together with all appendices thereto, distributed to Unitholders in connection with the Meeting;

(gg)	“Interim Order” means the interim order of the Court dated April 13, 2010 under subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, a copy of which order is attached as Appendix B to the Information Circular, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(hh)	“Laws” means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, policies, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSX);

(ii)	“Meeting” means the annual and special meeting of Unitholders to be held on May 12, 2010 and any adjournments thereof to consider and to vote on the Arrangement Resolution and the other matters outlined in the Notice of Meeting;

(jj)	“NYSE” means the New York Stock Exchange;

(kk)	“Parties” means, collectively, the parties to the Arrangement Agreement, and “Party” means any one of them;

(ll)	“Person” means any individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

(mm)	“Plan of Arrangement” means this plan of arrangement, as amended or supplemented from time to time in accordance with Article 6 hereof and Section 6.2 of the Arrangement Agreement;

(nn)	“PU’s” means performance units issued pursuant to the RUPU Plan;

(oo)	“Registrar” means the Registrar of Corporations appointed under section 263 of the ABCA;

(pp)	“RU’s” means restricted units issued pursuant to the RUPU Plan;

(qq)	“RUPU Plan” means the restricted unit and performance unit plan of the Trust;

(rr)	“RUPUs” means collectively, RU’s and PU’s;

(ss)	“Subco” means “1528833 Alberta Ltd.”, a corporation incorporated pursuant to the ABCA and a wholly-owned subsidiary of Equal Energy;

(tt)	“subsidiary” means, with respect to any Person, a subsidiary (as that term is defined in the ABCA (for such purposes, if such person is not a corporation, as if such person were a corporation)) of such Person and includes any limited partnership, joint venture, trust, limited liability company, unlimited liability company or other entity, whether or not having legal status, that would constitute a subsidiary (as described above) if such entity were a corporation;

(uu)	“Supplemental Debenture Indenture” means a supplemental indenture to be entered into in accordance with the Debenture Indenture pursuant to which Equal Energy assumes, in accordance with the Plan of Arrangement, all of the covenants and obligations of the Trust under the Debenture Indenture in respect of the Debentures, which supplemental indenture shall entitle the holders of the Debentures after the Effective Time to acquire Equal Shares, in lieu of Trust Units, on conversion of the Debentures;

(vv)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time;

(ww)	“Trust” means Enterra Energy Trust, an unincorporated open-ended investment trust established under the laws of Alberta pursuant to the Trust Indenture;

(xx)	“Trustee” means Olympia Trust Company, in its capacity as the trustee under the Trust Indenture;

(yy)	“Trust Indenture” means the amended and restated trust indenture dated November 25, 2003 among Olympia Trust Company, as trustee, Luc Chartrand as settlor, and EEC, as may be amended, supplemented, and restated from time to time;

(zz)	“Trust Options” means options to acquire Trust Units issued under or governed by the Trust Unit Option Plan;

(aaa)	“Trust Units” means the trust units of the Trust;

(bbb)	“Trust Unit Option Plan” means the trust unit option plan of the Trust, as amended from time to time;

(ccc)	“TSX” means the Toronto Stock Exchange;

(ddd)	“Unitholders” means the holders from time to time of Trust Units; and

(eee)	“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.
1.2	The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders.

1.5	In the event that the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.
ARTICLE 2
ARRANGEMENT AGREEMENT
2.1	This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2	This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, will become effective on, and be binding on and after, the Effective Time on: (i) the Unitholders; (ii) the Trust; (iii) Commercial Trust; (iv) EEC; (v) EPP; (vi) EEPC; (vii) EEL; (viii) Equal Energy; and (ix) Subco.

2.3	The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.
ARTICLE 3
ARRANGEMENT
3.1	The Arrangement involves a number of steps, including the following, which will be deemed to occur sequentially:
Amendment to the Trust Indenture and the Commercial Trust Indenture
(a)	the Trust Indenture and the Commercial Trust Indenture shall be amended to the extent necessary to facilitate the Arrangement and also as provided in the Arrangement Agreement;
Dissenting Unitholders
(b)	the Trust Units held by Dissenting Unitholders, respectively, who have exercised Dissent Rights which remain valid immediately prior to the Effective Time shall, as of the Effective Time, be deemed to have been transferred to the Trust (free of any claims) and cancelled and cease to be outstanding, and as of the Effective Time such Dissenting Unitholders shall cease to have any rights as unitholders of the Trust other than the right to be paid the fair value of their Trust Units by the Trust;
Exchange of Trust Units for Equal Shares
(c)	each Trust Unit (other than those previously held by Dissenting Unitholders) shall be sold, assigned and transferred by the Unitholders to Equal Energy (free of any claims) in exchange for Equal Shares on the basis of one-third of one Equal Share for each Trust Unit so sold, assigned and transferred;
Contribution of Trust Units to Subco
(d)	each Trust Unit (other than those previously held by Dissenting Unitholders) shall be sold, assigned and transferred by Equal Energy to Subco (free of any claims) in exchange for one common share of Subco;
Dissolution of Commercial Trust
(e)	the dissolution of Commercial Trust shall become effective pursuant to which:
(i)	an undivided interest in all of the assets of Commercial Trust shall be assigned, transferred and conveyed to the Trust;

(ii)	an undivided interest in all of the liabilities of Commercial Trust shall be assumed by the Trust; and

(iii)	Commercial Trust shall be dissolved;
Dissolution of the Trust
(f)	the dissolution of the Trust shall become effective pursuant to which:

(i)	an undivided interest in all of the assets of the Trust shall be assigned, transferred and conveyed to Subco;

(ii)	an undivided interest in all of the liabilities of the Trust, including without limitation, the Debentures, shall be assumed by Subco; and

(iii)	the Trust shall be dissolved;
EEC acquires Subco
(g)	the outstanding common share of Subco shall be sold, assigned and transferred by Equal Energy to EEC (free of any claims) in exchange for one common share of EEC;
Dissolution of Subco
(h)	the dissolution of Subco shall become effective pursuant to which:
(i)	an undivided interest in all of the assets of Subco shall be assigned, transferred and conveyed to EEC;

(ii)	an undivided interest in all of the liabilities of Subco, including without limitation, the Debentures, shall be assumed by EEC; and

(iii)	Subco shall be dissolved;
Dissolution of EEL
(i)	the dissolution of EEL shall become effective pursuant to which:
(i)	an undivided interest in all of the assets of EEL shall be assigned, transferred and conveyed to EEC;

(ii)	an undivided interest in all of the liabilities of EEL shall be assumed by EEC; and

(iii)	EEL shall be dissolved;
Change of Names of Certain Trust Subsidiaries
(j)	EEC, EEPC and EPP shall change their names as follows:
(i)	EEC shall be renamed “Equal Energy Holdings Ltd.”;

(ii)	EEPC shall be renamed “Equal Energy Partner Corp.”; and

(iii)	EPP shall be renamed “Equal Energy Production Partnership”
Assumption of Debentures by Equal Energy
(k)	Equal Energy shall assume all the covenants and obligations of EEC under the Debenture Indenture in respect of the Debentures such that the Debentures will be valid and binding obligations of Equal Energy entitling the holders thereof, as against Equal Energy, to all the rights of the Debentureholders under the Debenture Indenture, and, in connection therewith, Equal Energy shall enter into the Supplemental Debenture Indenture with the Olympia Trust Company, in its capacity as trustee of the Debentures, in accordance with the applicable requirements of the Debenture Indenture and otherwise comply with any additional requirements of the Debenture Indenture relating thereto;
(l)	EEC shall issue the Debenture Note to Equal Energy in exchange for the assumption, by Equal Energy, of the covenants and obligations of EEC pursuant to Section 3.1(k);
Conversion of Trust Options and Termination of the Trust Unit Option Plan
(m)	all outstanding Trust Options shall become stock options to acquire an equivalent number of Equal Shares, subject to any adjustments resulting from the consolidation of the Trust Units upon completion of the Plan of Arrangement, in accordance with the terms of the Trust Unit Option Plan and the Trust Unit Option Plan shall be terminated and all agreements representing Trust Options shall be amended to the extent necessary to facilitate the conversion of Trust Options to stock options of Equal Energy;
Conversion of RU’s and PU’s and Termination of the RUPU Plan
(n)	all outstanding RU’s and PU’s shall become restricted shares or performance shares, as applicable, entitling the holder to acquire Equal Shares, subject to any adjustments resulting from the consolidation of the Trust Units upon completion of the Plan of Arrangement, in accordance with the terms of the RUPU Plan and the RUPU Plan shall be terminated and all agreements representing RU’s and PU’s shall be amended to the extent necessary to facilitate the conversion of the RU’s and PU’s, as applicable, to restricted shares or performance shares of Equal Energy; and
Elimination of Consolidated Accounting Deficit
(o)	for accounting purposes, the consolidated share capital of Equal Energy shall be reduced, without payment or reduction to its stated capital, by the consolidated accounting deficit.
provided that if any of the foregoing steps fails to occur or complete then all of such steps will be deemed not to have occurred.
3.2	Each of the parties referred to in Section 3.1 shall make the appropriate entries in their securities registers to reflect the matters referred to in Section 3.1.
ARTICLE 4
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES
4.1	From and after the Effective Time, certificates formerly representing Trust Units shall represent only the right to receive upon surrender, as contemplated by Section 4.2, the certificates representing Equal Shares which the former holder of such Trust Units is, subject to this Article 4, entitled to receive pursuant to Article 3.

4.2	Equal Energy shall, as soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of certificates formerly representing any person’s Trust Units, together with such other documents and instruments as would have been required to effect the transfer of the Trust Units, as the case may be, formerly represented by such certificates under the ABCA and such additional documents and instruments as the Depositary may reasonably require, cause the Depositary to deliver to such person certificate(s) representing the number of Equal Shares which such person has the right to receive and the certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Trust Units which is not registered in the transfer records of the Trust certificate(s) representing the appropriate number of Equal Shares may be issued to the transferee if the certificate(s) representing such Trust Units is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer to the transferee.
4.3	Any certificate formerly representing Trust Units that is not deposited with all other documents as provided in Section 4.2 on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of the certificate formerly representing such Trust Units to receive Equal Shares shall be deemed to be surrendered to Equal Energy, together with all dividends or distributions thereon held for such holder.

4.4	Equal Energy and the Depositary shall be entitled to deduct and withhold from any consideration or distribution otherwise payable to any former holder of Trust Units or any holder of Equal Shares, such amounts as either Equal Energy or the Depositary are required to deduct and withhold with respect to such payment under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Equal Energy and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Equal Energy and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Equal Energy and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.
ARTICLE 5
DISSENTING UNITHOLDERS
5.1	Each registered holder of Trust Units shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Unitholder shall, at the Effective Time, cease to have any rights as a holder of Trust Units and shall only be entitled to be paid the fair value of the holder’s Trust Units. A Dissenting Unitholder who is paid the fair value of the holder’s Trust Units shall be deemed to have transferred the holder’s Trust Units to the Trust for cancellation at the Effective Time, notwithstanding the provisions of section 191 of the ABCA. A Dissenting Unitholder who for any reason is not entitled to be paid the fair value of the holder’s Trust Units shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Trust Units, notwithstanding the provisions of section 191 of the ABCA. The fair value of the Trust shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Trust Units at the Meeting or, if not the same day, the day the last approval is obtained; but in no event shall the Trust or Equal Energy be required to recognize such Dissenting Unitholder as a Unitholder after the Effective Time and the names of such holders shall be removed from register of Unitholders as at the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.
ARTICLE 6
AMENDMENTS
6.1	Equal Energy and the Trust each reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is:
(a)	agreed to by each of the Parties;

(b)	filed with the Court and, if made following the Meeting, approved by the Court; and

(c)	communicated to Unitholders in the manner required by the Court (if so required).
6.2	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Equal Energy that it is not adverse to the financial or economic interests of any former holder of Trust Units.